Exhibit 10.1
September 5, 2008
Richard G. Spiro
Dear Ricky:
On behalf of The Chubb Corporation (the Company), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer reporting to me on the terms set forth in this letter. This letter supersedes any prior letters sent to you. We are very enthusiastic about the prospect of you joining us. I am confident that your career with us would be exciting and rewarding, and I hope very much that your response is favorable.
The basic terms and conditions of our offer are as follows:
1)	Your start date will be a mutually agreed to date.

2)	Your election as an Executive Vice President will be effective upon your start date. Your assumption of the role of Chief Financial Officer will be effective the later to occur of your start date or immediately after the filing of the Company’s third quarter 10-Q with the SEC.

3)	You will receive an annual base salary for the remainder of 2008 and for 2009 of $750,000 to be paid on a semi-monthly basis. Future annual increases will be determined by me, subject to approval by the Company’s Organization and Compensation Committee (the OCC).

4)	You will be eligible for an annual cash incentive compensation payment under the terms of our Annual Incentive Compensation Plan (2006) that is paid in the first quarter of each year, provided that you continue to be employed by the Company on the payment date.
a)	For 2008, you will receive a guaranteed bonus award of $1,420,000 to be paid no later than March 31, 2009. This award will be reduced by any 2008 bonus amount provided by your current employer.

Richard G. Spiro — Offer Letter
September 5, 2008

b)	For 2009 performance, your target award (payable in 2010) will be 120% of your annualized base salary. As you might expect, incentive payments are subject to the approval of the OCC and depend on the Company’s overall performance as well as your own personal contributions and performance.

c)	Your future cash incentive compensation for 2010 and beyond will be determined in the same manner as for other Company senior executives.
5)	If your termination of employment with your current employer results in the cancellation of all of your outstanding stock option awards, you will receive a cash payment of $315,000 within thirty days after your start date.
6)	You will be eligible for annual equity awards under the terms of our Long-Term Stock Incentive Plan (2004) (the LTIP).
a)	If your termination of employment with your current employer results in your forfeiture of all of your outstanding, unvested restricted stock units, you will receive a Restricted Stock Unit award shortly after your start date valued at approximately $3,717,000 on the date of grant. These Restricted Stock Units will vest ratably on each of January 31, 2009, January 31, 2010 and January 31, 2011 and will be eligible for quarterly dividend equivalents, if declared, to be paid in cash during the applicable vesting period.

b)	For 2009, you will receive an equity award valued at approximately $2,650,000 on the date of grant. Annual equity awards under the LTIP are generally granted by the OCC during the first quarter of each year. For an Executive Vice President, equity awards are split 75%/25% between Performance Shares and Restricted Stock Units (settled after three years). Quarterly dividend equivalents, if declared, will be paid in cash on outstanding Restricted Stock Units during the vesting period.

c)	Your future long term incentive compensation for 2010 and beyond will be determined in the same manner as for other Company senior executives.
7)	The Company will enter into a change-in-control agreement upon your start date in the form included with this letter.
8)	The Company maintains a 401(k) plan and a pension plan in which you will be able to participate subject to the terms of each plan. The Company also offers a variety of plans under ChubbChoice, our flexible benefits program. You also will be entitled to certain additional benefits provided by the Company to its Executive Vice Presidents.
Nothing in this letter should be construed as an employment contract or an offer of an employment contract. The employment relationship existing between the Company and its employees is employment-at-will. Under this relationship, the Company may, at any

Richard G. Spiro — Offer Letter
September 5, 2008

time, decide to end an individual’s employment with or without cause or prior notice at the Company’s sole discretion. Likewise, an employee is free to end his or her employment with the Company at any time, for any reason, with or without prior notice.
Please let me know your acceptance of this offer by Monday, September 8, 2008. This can be accomplished by signing the letter and either returning it by mail or by fax (908-903-4625). Obviously if you still have any questions regarding the compensation and/or benefits outlined in this letter, you should feel free to contact me, Sunita Holzer or John Barrett.

Sincerely,

/s/ John D. Finnegan
John D. Finnegan
Chairman, President and
Chief Executive Officer
I agree to the terms and conditions of my employment as set forth above:

/s/ Richard G. Spiro Richard G. Spiro	October 1, 2008 Date